Exhibit 97

DODD-FRANK COMPENSATION RECOVERY POLICY

1.Purpose. The purpose of this Dodd-Frank Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which a current or former Executive Officer (as defined below) would be required to repay or return incentive-based compensation to onsemi following an accounting restatement. This Policy is intended to comply with, and will be interpreted consistent with, Section 10D of the Exchange Act, Rule 10D-1 and the Clawback Listing Rule.
2.Administration. This Policy will be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Committee will be final and binding on all affected individuals.
3.Definitions. As used in this Policy, the following definitions apply:
1.1.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (a) to correct an error in previously-issued financial restatements that is material to the previously-issued financial statements (a big R restatement) or (b) that corrects an error that is not material to previously-issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a little r restatement).
1.2.“Board” means the Board of Directors of the Company.
1.3.“Clawback Listing Rule” means Rule 5608 of the corporate governance rules of Nasdaq and related guidance and regulations, as in effect from time to time, or any similar rules or regulations of any other securities exchange on which the Company’s common stock is listed.
1.4.“Clawback Period” means the three completed fiscal years immediately preceding the Restatement Date.
1.5.“Code” means the Internal Revenue Code of 1986, as amended, and includes, for each section cited, any related regulations and guidance, as in effect from time to time and including any successor provisions.
1.6.“Committee” means the Human Capital and Compensation Committee of the Board or such other committee (whether standing or ad hoc) of independent directors as determined by the Board in accordance with the Clawback Listing Rule.
1.7.“Company” means ON Semiconductor Corporation, a Delaware corporation.
1.8.“Erroneously-Awarded Compensation” means the amount of Incentive Compensation received by an Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, calculated as provided in Section 4.

1.9.“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and includes, for each section cited, any related rules and regulations promulgated by the SEC under that section, as in effect from time to time.
1.10.“Executive Officers” means onsemi’s current and former executive officers as determined by the Board in accordance with the definition of “executive officer” under Rule 10D-1 and the Clawback Listing Rule.
1.11.“Financial Reporting Measures” means any measures that are determined and presented in accordance with the accounting principles used in preparing onsemi’s financial statements and all other measures that are derived wholly or in part from such measures, in each case, regardless of whether the measure is presented in onsemi’s financial statements or included in an SEC filing. For purposes of this Policy, Company stock price and total stockholder return are considered “Financial Reporting Measures.”
1.12.“Incentive Compensation” means any award or payment made under any incentive-based compensation plan of onsemi that is or was granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (including but not limited to any short-term incentive or corporate bonus plan and any PBRSUs or other form of equity award).
1.13.“Nasdaq” means the Nasdaq Stock Market or any other securities exchange on which the Company’s common stock is listed.
1.14.“onsemi” means the Company together with its subsidiaries.
1.15.“Restatement Date” means the earlier to occur of (a) the date the Board, its Audit Committee or, if Board action is not required, one or more Company officers authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (b) the date a court, regulator or other legally-authorized body directs the Company to prepare an Accounting Restatement, in either case, regardless if or when restated financial statements are filed with the SEC.
1.16.“Rule 10D-1” means Rule 10D-1 promulgated by the SEC under the Exchange Act.
1.17.“SEC” means the Securities and Exchange Commission.
4.Determination of Erroneously-Awarded Compensation. In the event that onsemi is required to prepare an Accounting Restatement, the Committee will determine whether any Executive Officer has received Erroneously-Awarded Compensation, in accordance with the following principles:
1.1.Incentive Compensation Covered. This Policy applies to Incentive Compensation received by an Executive Officer (a) that relates to a performance period during which the individual served, at any time, as an Executive Officer and (b) was received by the Executive Officer (i) during the applicable Clawback Period, (ii) after beginning services as an Executive

Officer and (iii) while the Company had a class of securities listed on a national securities exchange.
1.2.Calculation. Erroneously-Awarded Compensation is the difference, if any, between Incentive Compensation awarded to an Executive Officer and the lesser amount that the Executive Officer should have received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total stockholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the Accounting Restatement, (a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive Compensation was received and (b) onsemi must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
1.3.When Incentive Compensation is “Received.” For purposes of this Policy, Incentive Compensation is deemed received in the fiscal period during which the Financial Reporting Measure underlying the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. For the avoidance of doubt, Incentive Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition will be considered received when the relevant Financial Reporting Measure is achieved even if the Incentive Compensation remains subject to a service-based vesting condition or has otherwise not yet been paid.
5.Recovery Process. In the event of an Accounting Restatement, onsemi will, reasonably promptly, recover any and all amounts of Erroneously-Awarded Compensation as determined under Section 4, in accordance with the following principles:
1.1.Committee Action and Notice. Promptly after the Committee’s determination that Erroneously-Awarded Compensation was paid to one or more Executive Officers, onsemi will provide written notice to each affected Executive Officer stating the amount of the Erroneously-Awarded Compensation and a demand for its repayment or return.
1.2.Method of Recoupment. The Committee has discretion to determine the appropriate means of recovering Erroneously-Awarded Compensation from an Executive Officer based on the particular facts and circumstances. The form of recoupment may be from future compensation, forfeiture of outstanding equity awards, direct repayment by the Executive Officer or any combination of the foregoing at the discretion of the Committee, subject to applicable law (including but not limited to Section 402 of the Sarbanes-Oxley Act of 2002).
1.3.Enforcement. If an Executive Officer fails to repay all Erroneously-Awarded Compensation to onsemi when due, onsemi will take all actions reasonable and appropriate to recover the Erroneously-Awarded Compensation from the Executive Officer.

6.Exceptions from Recovery Requirement. Notwithstanding anything in this Policy to the contrary, onsemi will not be required to recover Erroneously-Awarded Compensation if the Committee determines that recovery would be impracticable and either of the following conditions is met:
1.1.Recovery Cost Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before relying on this exception, onsemi must make a reasonable attempt to recover the Erroneously-Awarded Compensation, document such attempt and provide that documentation to Nasdaq.
1.2.Jeopardy of Tax-Qualified Plan Status. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to onsemi’s U.S.-based employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
7.Indemnification. onsemi is prohibited from insuring or indemnifying any Executive Officer against (a) the loss of any Erroneously-Awarded Compensation that is recovered under this Policy or (b) any claims relating to onsemi’s enforcement of its rights under this Policy.
8.Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
9.Effective Date. This Policy is effective as of December 1, 2023 and applies to Incentive Compensation received by an Executive Officer on or after October 2, 2023.
10.Amendment or Termination. The Board may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to ensure continued compliance with the Clawback Listing Rule or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, however, that no termination of this Policy will be effective if such action would cause the Company to violate any federal securities law, SEC rule, the Clawback Listing Rule or any other rules of the stock exchange on which the Company’s common stock is listed.
11.Disclosure Requirements. onsemi will file all disclosures with respect to this Policy required by the Clawback Listing Rule and applicable SEC rules and regulations.
12.Other Recovery Rights. The Board intends that this Policy will be applied to the fullest extent permitted by applicable law. If the application of this Policy would provide for recovery of Incentive Compensation that onsemi recovers pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, any other onsemi compensation recovery policy, any contractual rights or any other recovery obligations, the amount the Executive Officer has already reimbursed onsemi will be credited to the required recovery under this Policy. This Policy does not limit the rights of onsemi to take any other actions or pursue other remedies that onsemi may deem appropriate under the circumstances (including circumstances beyond the scope of this Policy) and under applicable law, in each case to the extent permitted under the Clawback Listing Rule (if applicable) and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

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Approved by the Board on August 18, 2023 on the recommendation of its Human Capital and Compensation Committee
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